Investor Contact: Michael Greiner
Avanos Medical, Inc.
470-562-2692
Investor.Relations@Avanos.com

Media Contact: Katrine Kubis
Avanos Medical, Inc.
CorporateCommunications@Avanos.com

Avanos Medical, Inc. Reports Preliminary Fourth Quarter and Full-Year 2023
Financial Results; Revises Preliminary 2024 Revenue Outlook

ALPHARETTA, Ga., January 4, 2024/PRNewswire/ -- Avanos Medical, Inc. (NYSE: AVNS) today reported selected, unaudited preliminary financial results for the fourth quarter and full-year ended December 31, 2023 and revised its preliminary revenue outlook for 2024.
Preliminary Unaudited Financial Results
For the fourth quarter ended December 31, 2023, Avanos Medical, Inc. (the “Company”) expects net sales in the range of $170 million to $173 million, a decrease of approximately 6.5% to 4.5% compared to the same period in 2022, with net sales for the year ended December 31, 2023 anticipated to be in the range of $670 million to $673 million.
Net sales for the fourth quarter were lower than expected due to:
•Underperformance by the Company’s hyaluronic acid (“HA”) pain relief injection products, primarily as a result of continued pricing pressure due to the Medicare reimbursement changes. The Company estimates that net sales for the HA product line will be slightly above $10 million for the fourth quarter of 2023, which is approximately $4 million lower than anticipated.
•Lower than anticipated sales across the Company’s North America Digestive Health products, primarily due to a major distributor’s ordering pattern change.
•North America Pain Management and Recovery sales, while improved, were below internal expectations.
The Company anticipates that the lower than expected net sales will negatively impact adjusted gross margin, adjusted EBITDA margin and adjusted earnings per share for the fourth quarter and the full year. The Company is currently unable to quantify the overall impact on these measures.
“Although we are disappointed with our fourth quarter sales results, we were pleased with the execution of our three- year transformation initiative throughout 2023, which we believe positions us strongly for 2025,” stated Joe Woody, Avanos’ chief executive officer. “We are maintaining the 2025 financial objectives that we laid out at our Investor Day in June, and I look forward to updating investors on our overall progress next Monday at the JP Morgan Healthcare Conference.”

Revised Preliminary 2024 Revenue Outlook
The Company is updating its previous revenue guidance for the year ending December 31, 2024. For 2024, the Company now expects net sales in the range of $685 million to $705 million, reflecting continued HA market dynamics. The Company will provide additional information regarding its outlook for 2024 on the conference call it will host to discuss its financial results for the quarter and year ended December 31, 2023, which is currently scheduled for February 20, 2024.
The Company does not plan to release preliminary financial information on an ongoing basis. The financial information presented above is preliminary, is based on information available to management as of the date of this press release, and is subject to further changes upon completion of the Company’s standard quarter and year-end closing procedures. This update does not present all necessary information for an understanding of the Company’s financial condition as of the date of this press release or its results of operations for the quarter and year ended December 31, 2023. As the Company completes its quarter-end and year-end financial close processes and finalizes its financial statements for the quarter and year ended December 31, 2023, it will be required to make significant judgments in a number of areas. It is possible that the Company may identify items that require it to make adjustments to the preliminary financial information set forth above and those changes could be material. The Company does not intend to update such financial information prior to release of its financial statement information for the quarter and year ended December 31, 2023, which is currently scheduled for February 20, 2024.
About Avanos Medical, Inc.
Avanos Medical (NYSE: AVNS) is a medical technology company focused on delivering clinically superior solutions that will help patients get back to the things that matter. Headquartered in Alpharetta, Georgia, Avanos is committed to addressing some of today’s most important healthcare needs, including providing a vital lifeline for nutrition to patients from hospital to home, and reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands globally and holds leading market positions in multiple categories across its portfolio. For more information, visit www.avanos.com and follow Avanos Medical on Twitter (@AvanosMedical), LinkedIn and Facebook.
Forward-Looking Statements
This press release contains information that includes or is based on “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “outlook,” “estimate,” “anticipate,” “plan” or “continue” and similar expressions. The forward-looking statements in this release include, without limitation, statements regarding the Company’s expectations regarding financial results for the fourth quarter and full-year ended December 31, 2023 and for the year ending December 31, 2024 and the impact of the Company’s transformation initiative. Forward-looking statements are based on the current plans and expectations of management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements as a result of a variety of factors. Such factors include, but are not limited to: completion of quarter and year-end closing procedures, weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; shortage in drugs used in our Surgical Pain and Recovery products or other disruptions in our supply chain; the ongoing regional conflicts between Russia and Ukraine and in the Middle East; our ability to successfully execute on or achieve the expected benefits of the Transformation Process or our divestiture, acquisition or merger transactions; inflationary pressures; the effects of the recent financial conditions affecting the banking system and the potential threats to the solvency of commercial banks; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the impact of investigative and legal proceedings and compliance risks; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; and changes in the competitive environment.

The information contained herein speaks only as of the date of this press release and we undertake no obligation to update forward-looking statements, except as may be required by the securities laws.
Additional information concerning these and other factors that may impact future results is contained in our filings with the U.S. Securities and Exchange Commission, including our most recent Form 10-Q.